Exhibit (d)(2)

December 9, 2005
Bradford L. Honigfeld
Briad Restaurant Group, L.L.C.
Briad Wenco, L.L.C.
78 Okner Parkway
Livingston, NJ 07039
Dear Mr. Honigfeld:
In connection with a potential transaction involving the sale, merger or other disposition of the business of Main Street Restaurant Group, Inc. (“Main”) (a “Transaction”) between, to or with Briad Restaurant Group, L.L.C. (“BRG”), Briad Wenco, L.L.C. (together with BRG, “Briad”) and/or one or more of Briad’s affiliates, we will furnish each other with certain financial and other information regarding our respective entities and businesses. For the purposes herein, the party receiving the Confidential Information shall be referred to as “Recipient,” and the party disclosing the Confidential Information shall be referred to as “Disclosing Party.” In consideration of the Disclosing Party furnishing the Recipient and its potential financing sources and their respective directors, officers, employees, agents, and advisors (collectively, “Representatives”) such financial and other information, the Recipient agrees to treat, and to cause its Representatives to treat, such information furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party or its Representatives and all analyses, compilations, studies and other material containing or reflecting, in whole or in primary part, any such information (collectively, “Evaluation Material”), as follows:
1.	The Recipient recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Disclosing Party if any information contained therein is disclosed to any third party.

2.	The term “Evaluation Material” does not include any information that (a) is already lawfully in the Recipient’s possession, provided that such information is not known by the Recipient to be subject to another confidentiality agreement or other obligation of confidentiality with the Disclosing Party or another party, (b) has been made public or is generally known within the industry other than by acts by the Recipient or its Representatives in violation of this agreement or other obligation of confidentiality, or (c) becomes available to the Recipient on a non-confidential basis from a source that is

Briad Restaurant Group, L.L.C.
December 9, 2005

entitled to disclose it on a non-confidential basis.

3.	The Recipient agrees that the Evaluation Material will be kept confidential and will be used solely for the purpose of evaluating a Transaction and will not be used in any other manner or for any other purpose. The Recipient agrees not to disclose any of the Evaluation Material to any third party, in any manner whatsoever, in whole or in part, without the prior written consent of the Disclosing Party, except that the Recipient may disclose the Evaluation Material or portions thereof to the Recipient’s Representatives who need to know such information and who inform Recipient that they have agreed to use such information solely for the purpose of evaluating a Transaction, which Representatives shall be informed of the confidential nature of the Evaluation Material and shall inform Recipient that they will not disclose any of the Evaluation Material to any other party, except as may be required by law or regulation applicable to Recipient’s financing sources. The Recipient shall be responsible for any breach of this agreement by any of the Recipient’s Representatives.

4.	In the event that the Recipient or the Recipient’s Representatives are requested in any proceeding to disclose any Evaluation Material, the Recipient will give the Disclosing Party reasonably prompt notice of such request so that in which event the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement (and if the Disclosing Party seeks such an order, the Recipient will provide such cooperation as the Disclosing Party shall reasonably request). If, in the absence of a protective order, the Recipient or the Recipient’s Representatives are nonetheless legally compelled to disclose such Evaluation Material, the Recipient or the Recipient’s Representatives, as the case may be, will furnish only that portion of the Evaluation Material that the Recipient is advised by written opinion Recipient’s counsel which opinion shall be reasonably satisfactory to the Disclosing Party, is legally required, in which case the Recipient will not be subject to liability hereunder; provided, however, that the Recipient shall give the Disclosing Party written notice of the information to be disclosed as far in advance of its disclosure as is reasonably practicable and use the Recipient’s reasonable commercial efforts to obtain assurances

Briad Restaurant Group, L.LC.
December 9, 2005

that confidential treatment will be accorded to such information.

5.	Without the prior written consent of the Disclosing Party, neither the Recipient nor any of the Recipient's Representatives will disclose to any person the fact that the Evaluation Material has been made available to the Recipient, that discussions or negotiations are taking place concerning a Transaction involving the Disclosing Party or any of the terms, conditions or other facts with respect to such Transaction, including the status thereof or the subject matter of this agreement except as may be required by law or regulation applicable to Recipient's financing sources.

The Recipient hereby acknowledges that the Recipient is aware, and that the Recipient will advise the Recipient's Representatives who are informed as to the matters which are the subject of this letter, (i) that the U.S. securities laws prohibit any person who has received from an issuer material, nonpublic information concerning the matters that are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities and (ii) that the Recipient are familiar with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated hereunder and agrees that the Recipient will neither use nor cause any party to use, any Evaluation Material in contravention of such Act or such rules and regulations, including Rules 10b-5 and 14e-3.

6.	The Recipient hereby represents that, as of the date hereof, the Recipient and the Recipient's affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act), beneficially own in the aggregate less than 15% of the outstanding voting securities of the Disclosing Party.

7.	Until the end of the period (the “Standstill Period”) commencing on the date hereof and ending twelve months from the date hereof, the Recipient and the Recipient's affiliates, as defined in Rule 12b-2 under the Exchange Act, will not (and the Recipient and they will not assist or encourage others to), directly or indirectly:

Briad Restaurant Group, L.L.C.
December 9, 2005

(a)	acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Disclosing Party’s assets or businesses or any securities issued by the Disclosing Party, or any bank debt, claims or other obligations of the Disclosing Party, or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); or

(b)	seek or propose to influence or control the management or policies of the Disclosing Party or to obtain representation on the Disclosing Party’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Disclosing Party, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; or

(c)	enter into any discussions, negotiations, arrangements or understandings with any third party, including but not limited to Carlson Restaurants Worldwide and its affiliates (“Carlson”) except as otherwise required by Recipient’s contracts with Carlson, with respect to any of the foregoing; or

(d)	seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing.

8.	The Recipient understands and agrees that (i) the Disclosing Party shall be free to conduct the process relating to the Transaction as it determines in its sole discretion (including, without limitation, conduct of the due diligence process, negotiating with any of the prospective parties and entering into an agreement to effect a Transaction without prior notice to the Recipient or any other person), (ii) any procedures relating to such Transaction may be changed at any time without notice to the Recipient or any other person and (iii) the Recipient shall not have any rights or claims whatsoever against the Disclosing Party, or any of its respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the Transaction (other than any rights or claims arising out of any definitive written purchase agreement with the Recipient

Briad Restaurant Restaurant Group, L.L.C.
December 9, 2005

(“Purchase Agreement”) in accordance with its terms). Notwithstanding the foregoing, the Disclosing Party shall provide the Recipient with all such Evaluation Material as Recipient shall reasonably request in writing except, and only to the extent that, such disclosure as is prohibited by applicable law. Any failure or refusal by the Disclosing Party to provide such information shall be deemed a termination of the discussions regarding a Transaction with Recipient, but in no event will such failure or disclosurer render Disclosing Party liable for any damages. The Recipient agrees that unless and until a Purchase Agreement has been executed and delivered, neither the Disclosing Party nor the Recipient will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this or any written or oral expression with respect to a Transaction by any of the Disclosing Party’s or the Recipient’s directors, officers, employees, agents, advisors or other representatives.

9.	In the event that a Transaction with Briad or its affiliates is not consummated, neither the Recipient nor the Recipient’s Representatives shall, without the prior written consent of the Disclosing Party, use any of the Evaluation Material for any purpose other than the making of an offer to Main or its stockholders for an alternative Transaction. Subject to the preceding sentence, upon the Disclosing Party’s request, the Recipient will promptly return to the Disclosing Party all copies of all Evaluation Material furnished to the Recipient or the Recipient’s Representatives and will destroy all analyses, compilations, summaries, studies and other material prepared by the Recipient or the Recipient’s Representatives based in whole or in part on, or otherwise containing or reflecting any of, the Evaluation Material, except for archival purposes required by law or regulation applicable to Recipient’s financing sources. The Recipient hereby agrees to promptly certify in a letter to the Disclosing Party that the return required hereunder and such destruction have been accomplished.

10.	The Recipient understands that except as and to the extent provided in a Purchase Agreement, when, as and if it is executed and delivered (and subject to the restrictions and conditions specified therein), neither the Disclosing Party nor any of its Representatives makes any representation or

Briad Restaurant Restaurant Group, L.L.C.
December 9, 2005

warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and the Recipient agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Recipient or any other party resulting from any use or reliance on the Evaluation Material.

11.	The Recipient agrees that for a period of one year from the date hereof neither the Recipient nor any of the Recipient’s affiliates or agents will, without the prior written consent of the Disclosing Party, solicit to employ any person who is at the time an employee of the Disclosing Party. The Recipient also agrees that until the earlier of (a) the consummation of a Transaction between the Disclosing Party and the Recipient or (b) one year from the date hereof, neither the Recipient nor any of the Recipient’s affiliates or agents will, without the prior written consent of the Disclosing Party, initiate or maintain contact (except in the ordinary course of business) (“Contact”), with any officer, director, or employee, supplier, distributor, broker or customer of the Disclosing Party for the purposes of obtaining information regarding the Disclosing Party’s operations, assets, prospects or finances (collectively, “Operational Information”). The Recipient further agrees that until the earlier of (a) Closing and (b) one year from the date hereof, neither Recipient nor any of Recipient’s affiliates or agents will, without the prior written consent of the Disclosing Party, Contact any supplier, distributor, broker or customer of the Disclosing Party for the purpose of obtaining Operational Information.

12.	The Recipient agrees that money damages would not be a sufficient remedy for any breach of this agreement by the Recipient of the Recipient’s Representatives, and that, in addition to all other remedies, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Recipient further agree to waive, and to use the Recipient’s best efforts to cause the Recipient’s Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.

Briad Restaurant Group, LLC.
December 9, 2005

13.	No failure or delay by either party or any of its Representatives in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No provision of this agreement may be waived, amended or modified, in whole or in part, nor any consent given, except by way of a writing signed by a duly authorized representative of both parties, which writing specifically refers to this agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this agreement shall be deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the agreement shall not in any way be affected or impaired thereby. This agreement is not intended to be a letter of intent or agreement in principle, or otherwise commit or bind the Disclosing Party or the Recipient, to negotiate the terms of the proposed Transaction or to consummate the Transaction contemplated herein.

14.	This agreement shall be governed by and construed in accordance with the laws of the state of Delaware. Each party hereto consents to personal jurisdiction in Delaware and voluntarily submits to the jurisdiction of the courts of Delaware in any action or proceeding with respect to this agreement, including the federal district courts located in Delaware. The Recipient agrees that the Recipient may be served with process at the Recipient’s address set forth on the first page hereof.

Please acknowledge your agreement to the foregoing by countersigning this letter in the place provided below and returning it.
Very truly yours,
MAIN STREET RESTAURANT GROUP, INC.
By:
     William G. Shrader
     Chief Executive Officer

Briad Restaurant Group, L.L.C.
December 9, 2005

Accepted and agreed to:
BRIAD RESTAURANT GROUP, L.L.C.

By:	/s/ Bradford L. Honigfeld
Bradford L. Honigfeld
Chief Executive Officer
BRIAD WENCO, L.L.C.

By:	/s/ Bradford L. Honigfeld
Bradford L. Honigfeld
Chief Executive Officer